Item 77c Series 2

A Special Meeting of the Shareholders of the Lord Abbett Americas Value Portfolio, a series of the Trust, was held on April 24, 2007. The purpose of the Special
Meeting was to ask shareholders to consider the approval of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of Lord Abbett
Americas Value Portfolio, a series of the Trust, by Lord Abbett Mid-Cap Value Portfolio and Lord Abbett Bond Debenture Portfolio, each a series of the Trust, in exchange for shares of Lord Abbett Americas Value Portfolio, a series of the Trust, by Lord Abbett Mid-Cap Value Portfolio and Lord Abbett Bond Debenture Portfolio and the assumption by Lord Abbett Americas Value Portfolio, a series of the Trust, by Lord Abbett Mid-Cap Value Portfolio and Lord Abbett Bond Debenture Portfolio of the liabilities of Lord Abbett Americas Value Portfolio of the Trust. The shareholders of the Lord Abbett Americas Value Portfolio of the Trust approved the proposal and the results of the votes are as set forth below.

For	5,347,215.713
Against	    107,205.574
Abstain	   582,067.037
Broker Non-votes	0.000
TOTAL	  6,036,488.324

Item 77c Series 9

A Special Meeting of the Shareholders of the Met/Putnam Capital Opportunities Portfolio, a series of the Trust, was held on April 24, 2007. The purpose of the Special Meeting was to ask shareholders to consider the approval of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of Met/Putnam Capital Opportunities Portfolio, a series of the Trust, by Lazard Mid-Cap Portfolio, a series of the Trust, in exchange for shares of Lazard Mid-Cap Portfolio and the assumption by Lazard Mid-Cap Portfolio of the liabilities of Met/Putnam Capital Opportunities Portfolio of the Trust. The shareholders of the Met/Putnam Capital Opportunities Portfolio of the Trust approved the proposal and the results of the votes are as set forth below.

For	2,426,826.989
Against	   86,253.192
Abstain	   254,860.863
Broker Non-votes	0.000
TOTAL	 2,767,941.044

Item 77c Series 50

A Special Meeting of the Shareholders of the Pioneer
Mid-Cap Value Portfolio, a series of the Trust, was held on April 24, 2007. The purpose of the Special
Meeting was to ask shareholders to consider the approval of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of Pioneer
Mid-Cap Value Portfolio, a series of the Trust, by Lazard
Mid-Cap Portfolio, a series of the Trust, in exchange for shares of Lazard Mid-Cap Portfolio of the Trust and the assumption by Lazard Mid-Cap Portfolio of the Trust of the liabilities of Pioneer Mid-Cap Value Portfolio of the Trust. The shareholders of the Pioneer Mid-Cap Value
Portfolio of the Trust approved the proposal and the results of the votes are as set forth below.

For	762,647.094
Against	  7,402.783
Abstain	  33,550.426
Broker Non-votes	0.000
TOTAL	 803,600.303